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                                                                     EXHIBIT 4.3

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES H CONVERTIBLE PREFERRED STOCK
                                       OF
                               GENERAL MAGIC, INC.

        General Magic, Inc. (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held adopted resolutions
(i) authorizing a series of the Company's previously authorized preferred stock, par value $.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Two Thousand Two Hundred (2,200) shares of Series H Convertible Preferred Stock of the Company, as follows:

               RESOLVED, that the Company is authorized to issue 2,200 shares of Series H Convertible Preferred Stock (the "PREFERRED SHARES"), par value $.001 per share, which shall have the following powers, designations, preferences and other special rights:

(1) Dividends. The Preferred Shares shall not bear any dividends.

(2)

(3) Holder's Conversion of Preferred Shares. A holder of Preferred Shares shall have the right, at such holder's option, to convert the Preferred Shares into shares of the Company's common stock, par value $.001 per share, including any related purchase rights (the "COMMON STOCK"), on the following terms and conditions:

(4)

        (a) Conversion Right. At any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares (rounded to the nearest number of whole shares in accordance with Section 2(g)) of Common Stock, at the Conversion Rate (as defined below); provided, however, that in no event shall any holder be entitled to convert Preferred Shares in excess of that number of Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.99% of the outstanding shares of Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares


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        with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Preferred Shares beneficially owned by the holder and its affiliates, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(a), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For the purposes of this Section 2(a), in determining the number of outstanding shares of Common Stock a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any holder, the Company shall within one (1) Business Day confirm orally and in writing to any such holder the number of shares of Common Stock outstanding as of the date of such request. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares by such holder since the date as of which such number of outstanding shares of Common Stock was reported.

        (a) Conversion Rate and Other Definitions. The number of shares of Common Stock issuable upon conversion of each of the Preferred Shares pursuant to Sections (2)(a) and 2(f) and Section 5 shall be determined according to the following formula (the "CONVERSION RATE"):

                             Conversion Amount
                             -----------------
                              Conversion Price

        For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                      (i) "ADDITIONAL AMOUNT" means, on a per share basis, the result of the following formula: (0.02)(N/365)($10,000);

                      (ii) "CONVERSION PRICE" means, as of any Conversion Date (as defined below) or other date of determination, the Fixed Conversion Price, subject to adjustment as provided herein;

                      (iii) "FIXED CONVERSION PRICE" means the greater of (I) 92% of the average of the Closing Bid Prices of the Common Stock for the 10 consecutive trading days beginning on and including the first trading day after the date on which the Company files a Form 8-K with the Securities and Exchange Commission (the "SEC") describing the terms of the offering of Preferred Shares pursuant to Section 4(i) of the Securities Purchase Agreement


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(as defined below) or (II) $5.00 (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions), subject in each case to adjustment as provided herein;

                      (iv) "CONVERSION AMOUNT" means the sum of (i) the Additional Amount and (ii) $10,000;

                      (v) "CLOSING BID PRICE" means, for any security as of any date, the last closing bid price for such security on The Nasdaq National Market as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if The Nasdaq National Market is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding Preferred Shares (including for purposes of this determination any Preferred Shares with respect to which the Closing Bid Price is being determined). If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(e)(iii). All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during any period for which the Closing Bid Price is being determined.

                      (vi) "ISSUANCE DATE" means, with respect to each Preferred Share, the date of issuance of the Preferred Shares;

                      (vii) "BUSINESS DAY" means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed;

                      (viii) "SECURITIES PURCHASE AGREEMENT" means that certain securities purchase agreement between the Company and the initial holders of the Preferred Shares;

                      (ix) "STATED VALUE" means $10,000;

                      (x) "REGISTRATION RIGHTS AGREEMENT" means that certain registration rights agreement between the Company and the initial holders of the Preferred Shares;


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                      (xi) "CONVERSION SHARES" means shares of Common Stock
issuable upon conversion of Preferred Shares and any shares of Common Stock issuable as payment of Registration Delay Payments (as defined in the Registration Rights Agreement); and

                      (xii) "N" means the number of days from, but excluding, the Issuance Date through and including the Conversion Date, the Maturity Date (as defined in Section 2(f)) or other date of determination for such Preferred Share, for which such determination is being made.

(a) Adjustment to Conversion Price -- Dilution and Other Events. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section 2(c).

(b)

                      (i) Adjustment of Fixed Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

                      (ii) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person (as defined below) or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of such holder's Preferred Shares, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares had such Organic Change not taken place (without taking into account any limitations or restrictions on the timing or amount of conversions). In any such case, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) with respect to such holders' rights and interests to insure that all of the provisions of this Certificate of Designations, including the


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        provisions of this Section 2(c) and Section 2(d), will thereafter be applicable to the Preferred Shares. The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets and, if an entity different from the successor entity, the entity whose capital stock or assets the holders of the Common Stock are entitled to receive as a result of such Organic Change, assumes, by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding), all of the obligations of the Company under this Certificate of Designations including the obligations to deliver to each holder of Preferred Shares such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. "PERSON" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                      (iii) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2(c) but not expressly provided for by such provisions, then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(c).

                      (iv) Notices.

                              (A) Immediately upon any adjustment of the Conversion Price but in no event later than two (2) Business Days after the date of such adjustment, the Company will give written notice thereof to each holder of the Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

                              (B) The Company will give written notice to each holder of the Preferred Shares at least ten (10) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock, or (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation and in no event shall such notice be provided to such holder prior to such information being made known to the public.

                              (C) The Company will also give written notice to each holder of the Preferred Shares at least ten (10) days prior to the date on which any Organic Change, dissolution or liquidation will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.


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        (a) Purchase Rights. In addition to any adjustments of the Conversion
        Price pursuant to Section 2(c), if at any time after the applicable Issuance Date the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of the Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the timing or amount of conversions) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of the Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

        (a) Mechanics of Conversion. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 4:

        (i) Holder's Delivery Requirements. To convert Preferred Shares into full shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m. Pacific Time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as
        Exhibit I (the "CONVERSION NOTICE") to the Company and its designated transfer agent (the "TRANSFER AGENT"), and (B) surrender to a common carrier, for delivery to the Company or the Transfer Agent as soon as practicable following such date, the original certificate(s) representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATE(s)") and the originally executed Conversion Notice.

        (i) Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall as soon as practicable, but in any event not later than the next Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company or the Transfer Agent of the Preferred Stock Certificate(s) to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, subject to Section 2(e)(iii) below, on the next Business Day following the date of receipt of such Preferred Stock Certificate(s), (I) issue and surrender to a common carrier for overnight delivery to the address specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (II) credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with The Depository Trust Company. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of


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        Preferred Shares being converted, then the Company or Transfer Agent, as the case may be, shall, subject to Section 2(e)(iii) below, as soon as practicable and in no event later than two (2) Business Days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

        (i) Dispute Resolution. In the case of a dispute as to the determination of the fair market value of the Common Stock (pursuant to Section 2(b)(v)) or the arithmetic calculation of the Conversion Rate, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within one (1) Business Day of receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of the fair market value of the Common Stock (pursuant to Section 2(b)(v)) or arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within one (1) Business Day submit via facsimile (A) the disputed determination of the fair market value of the Common Stock to an independent, reputable investment bank, or (B) the disputed arithmetic calculation of the Conversion Rate to its independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

        (i) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

        (i) Company's Failure to Timely Convert. If within five (5) Business Days after the Company's or the Transfer Agent's receipt of the Preferred Stock Certificate(s) to be converted and the Conversion Notice the Company shall fail (I) to issue a certificate for the number of shares of Common Stock to which a holder is entitled or to credit the holder's balance account with The Depository Trust Company for such number of shares of Common Stock to which the holder is entitled upon such holder's conversion of the Preferred Shares, pursuant to Section 2(e)(ii), or (II) to issue a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled, pursuant to Section 2(e)(ii), in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to
        Section 8 thereof), the Company shall pay additional damages to such holder on each date after such fifth (5th) Business Day that such conversion or delivery of such Preferred Stock Certificates, as the case may be, is not timely effected in an amount equal to 0.5% of the product of (A) the


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        sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 2(e)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 2(e)(ii), the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 2(e)(ii); and (B) the average of the Closing Bid Prices of the Common Stock for the three (3) consecutive trading days immediately preceding the last possible date which the Company could have issued such Common Stock and the Preferred Stock Certificate, as the case may be, to such holder without violating Section 2(e)(ii).

        (a) Mandatory Conversion or Redemption at Maturity at Company's Option. If any Preferred Shares remain outstanding on the Maturity Date for such Preferred Shares, then all such Preferred Shares, at the Company's option, either (i) shall be converted at the Conversion Price for such Preferred Shares as of such date without the holders of such Preferred Shares being required to give a Conversion Notice on the Maturity Date (a "MATURITY DATE MANDATORY CONVERSION"), or (ii) shall be redeemed as of such date for an amount in cash per Preferred Share (the "MATURITY DATE REDEMPTION PRICE") equal to the Conversion Amount on the Maturity Date (a "MATURITY DATE MANDATORY REDEMPTION"). The Company shall be deemed to have elected a Maturity Date Mandatory Conversion unless it delivers written notice to each holder of Preferred Shares at least 25 Business Days prior to the Maturity Date of its election to effect a Maturity Date Mandatory Redemption. If the Company elects a Maturity Date Mandatory Redemption, then on the Maturity Date the Company shall pay to each holder of Preferred Shares outstanding on the Maturity Date for such Preferred Shares, by wire transfer of immediately available funds, an amount per Preferred Share equal to the Maturity Date Redemption Price. If the Company elects a Maturity Date Mandatory Redemption and fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price, then in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations, the Securities Purchase Agreement and the Registration Rights Agreement, (X) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 2.0% per month, prorated for partial months, until paid in full, and (Y) any holder of Preferred Shares shall have the option to require the Company to convert any or all of such holder's Preferred Shares that the Company elected to redeem under this Section 2(f) and for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into the number of shares of Common Stock such holder would have received if such holder had converted such Preferred Shares at a conversion price equal to the Fixed Conversion Price on the Maturity Date. Promptly following the Maturity Date, all holders of Preferred Shares shall surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent. Notwithstanding anything to the contrary in this Section 2(f), the Company shall not be entitled to elect a Maturity Date Mandatory Conversion and shall be deemed to have


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        elected a Maturity Date Mandatory Redemption with respect to those
        Preferred Shares which, if converted, would exceed the number of shares of Common Stock which the Company is permitted and authorized to issue upon conversion of such Preferred Shares. "MATURITY DATE" means, with respect to any Preferred Share, the date which is two (2) years after the Issuance Date of such Preferred Share, provided that if the Company has elected a Maturity Date Mandatory Conversion, has failed to give notice to elect a Maturity Date Mandatory Redemption at least 25 Business Days prior to the Maturity Date or has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then, at the option of at least two-thirds (2/3) of the Preferred Shares then outstanding, the Maturity Date shall be extended for any Preferred Shares for as long as (A) a Triggering Event shall have occurred and be continuing, or (B) an event shall have occurred and be continuing which with the passage of time and the failure to cure would result in a Triggering Event.

        (a) Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock down to the nearest whole share.

        (a) Taxes. The Company shall pay any and all taxes which may be imposed upon it other than income and franchise taxes of the holder of Preferred Shares, with respect to the issuance and delivery of shares of Common Stock upon the conversion of the Preferred Shares.

        (1) Redemption at Option of Holders.

        (a) Intentionally Omitted.

        (a) Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Preferred Shares contained herein, simultaneous with or after the occurrence of a Triggering Event (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) 130% of the Conversion Amount; and (ii) the product of
        (A) the Conversion Rate on the date of such holder's delivery of a Notice of Redemption at Option of Holder Upon Triggering Event (as defined in Section 3(f)), and (B) the greater of (x) the Closing Bid Price on the trading day immediately preceding such Triggering Event or
        (y) the Closing Bid Price on the date of the holder's delivery to the Company of a Notice of Redemption at Option of Buyer Upon Triggering Event (as defined below) or, if such date of delivery is not a trading day, the next date on which the exchange or market on which the Common Stock is traded is open (the "TRIGGERING EVENT REDEMPTION PRICE").

        (a) Intentionally Omitted.

        (a) "Triggering Event". A "TRIGGERING EVENT" shall be deemed to have occurred at such time as the Company's notice to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Preferred Shares into shares of Common Stock, including due to any of the reasons set forth in Section 4(a) below (other than clause (y) of Section 4(a)), or, subject to Section 2(e)(iii), the Company's failure to deliver Conversion Shares within five (5) days of the Conversion Date.


        (a) Intentionally Omitted.

        (a) Mechanics of Redemption at Option of Buyer Upon Triggering Event. Within one (1) Business Day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (a "NOTICE OF TRIGGERING EVENT") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a "NOTICE OF REDEMPTION AT OPTION OF HOLDER UPON TRIGGERING EVENT") to the Company; provided that such Notice of Redemption at Option of Holder upon Triggering Event may only be sent during the period beginning on and including the date of the occurrence of the Triggering Event and ending on and including the later of the date which is (a) 30 days after the date on which such holder of the Preferred Shares receives a Notice of Triggering Event from the Company with respect to such Triggering Event and (b) the date on which such Triggering Event is cured and such holder receives written notice from the Company confirming such Triggering Event has been cured, which Notice of Redemption at Option of Holder Upon Triggering Event shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to Section 3(b).

        (a) Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Holder Upon Triggering Event from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company's receipt of such Notice(s) of Redemption at Option of Holder Upon Triggering Event and each holder which has sent such a notice shall promptly submit to the Company or its Transfer Agent such holder's Preferred Stock Certificates which such holder has elected to have redeemed. The Company shall deliver the applicable Triggering Event Redemption Price, in the case of a redemption pursuant to Section 3(f), to such holder within five (5) Business Days after the Company's receipt of a Notice of Redemption at Option of Holder Upon Triggering Event; provided that such holder's Preferred Stock Certificates shall have been so delivered to the Company; and provided further that if the Company is unable to redeem all of the Preferred Shares to be redeemed, the Company shall redeem an amount from each holder of Preferred Shares being redeemed equal to such holder's pro-rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being redeemed. If the Company shall fail to redeem all of the Preferred Shares submitted for redemption, in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations, the Securities Purchase Agreement and the Registration Rights Agreement, the applicable Triggering Event Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month (pro rated for partial months) until paid in full. Until the Company pays such unpaid applicable Triggering Event Redemption Price in full to a holder of Preferred Shares submitted for redemption, such holder shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to such holder(s) all of the Preferred Shares that were submitted for redemption by such holder(s) under this
        Section 3 and for which the applicable Triggering Event Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable Triggering Event Redemption Price to such holder,
        (i) the Notice(s) of Redemption at Option of Holder Upon Triggering Event shall be null and void with respect to those Preferred Shares submitted for redemption and for which the applicable Triggering Event Redemption Price has not been paid and (ii) the Company shall immediately return any Preferred Shares submitted to the Company by each holder for redemption under this Section 3(g) and for which the applicable Triggering Event Redemption Price has not been paid. Notwithstanding the foregoing, in the event of a dispute as to the determination of the Closing Bid Price or the arithmetic calculation of the Triggering Event Redemption Price, such dispute shall be resolved pursuant to Section 2(e)(iii) above with the term "Closing Bid Price" being substituted for the term "fair market value" and the term "Triggering Event Redemption Price" being substituted for the term "Conversion Rate". A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments (other than payments of the Triggering Event Redemption Price with respect to such redemption) which have accrued prior to the date of such notice.

(a)     Intentionally Omitted.

(b)

(c)     Intentionally Omitted.

        (1) Inability to Fully Convert.

        (a) Holder's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice or on the Maturity Date, the Company can not issue shares of Common Stock registered for resale under the Registration Statement (or which are exempt from the registration requirements under the 1933 Act pursuant to Rule 144(k) under the 1933
        Act) for any reason, including, without limitation, because the Company
        (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its Securities from issuing all of the Common Stock which is to be issued to a holder of Preferred Shares pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 2(e) and, with respect to the unconverted Preferred Shares, the holder, solely at such holder's option, can elect to:

        (i) if the Company's inability to fully convert Preferred Shares is pursuant to Section 4(a)(z), require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 2(e); or

        (i) void its Conversion Notice and retain or have returned, as the case may be, the nonconverted Preferred Shares that were to be converted pursuant to such holder's Conversion Notice (provided that a holder's voiding its Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice).

        (a) Mechanics of Fulfilling Holder's Election. The Company shall immediately send via facsimile to a holder of Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 4(a), a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "INABILITY TO FULLY CONVERT NOTICE"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, and (ii) the number of Preferred Shares which cannot be converted. Such holder shall notify the Company of its election pursuant to Section 4(a) above by delivering written notice via facsimile to the Company within 10 Business Days after such holder's receipt of such Inability to Fully Convert Notice.

        (a) Pro Rata Conversion and Redemption. In the event the Company receives a Conversion Notice or Notice of Redemption at Option of Buyer Upon Triggering Event from more than one holder of Preferred Shares on the same day and the Company can convert and/or redeem some, but not all, of the Preferred Shares pursuant to this Section 4, the Company shall convert and/or redeem from each holder of Preferred Shares electing to have Preferred Shares converted and/or redeemed at such time an amount equal to such holder's pro-rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being converted and redeemed at such time.

(1) Conversion at the Company's Election. At any time after the date which is the later of (a) the date which is one (1) year after the applicable Issuance Date and (b) the date on which the Registration Statement is declared effective, the Company shall have the right, in its sole discretion, to require that all, but not less than all, of such outstanding Preferred Shares be converted ("CONVERSION AT COMPANY'S ELECTION") at the Conversion Price then in effect; provided that the Condition to Conversion at the Company's Election (as set forth below) is satisfied. The Company shall exercise its right to Conversion at Company's Election by providing each holder of Preferred Shares written notice (by facsimile and overnight courier) ("NOTICE OF CONVERSION AT COMPANY'S ELECTION") at least ten trading days prior to the date selected by the Company for conversion ("COMPANY'S ELECTION CONVERSION DATE"). The Notice of Conversion at Company's Election shall indicate the Company's Election Conversion Date, which date shall be not less than ten or more than 30 trading days after each holder's receipt of such notice. All Preferred Shares converted in accordance with the provision of this Section 5 shall be converted as of the Company's Election Conversion Date in accordance with Section 2 as if the holders of such Preferred Shares had given the Conversion Notice on the Company's Election Conversion Date. All holders of Preferred Shares shall thereupon and within two
(2) Business Days after the Company's Election Conversion Date surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company. "CONDITION TO CONVERSION AT THE COMPANY'S ELECTION" means the following condition: on each day during the period beginning 20 trading days prior to the Company's Election Conversion Date and ending on and including the Company's Election Conversion Date, no Grace Period (as defined in Section 3(f) of the Registration Rights Agreement) shall be in effect and the Registration Statement shall have been effective and available for the sale of all of the Registrable Securities. Notwithstanding the above, any holder of Preferred Shares may convert such shares into Common Stock pursuant to Section 2(a) on or prior to the date immediately preceding the Company's Election Conversion Date.

(2)

(3) Redemption at the Company's Election Upon Change of Control. At any time or times on or after the date the Company publicly discloses a Change of Control Transaction (as defined below), the Company shall have the right, in its sole discretion, to require that all, but not less than all, of the outstanding Preferred Shares be redeemed ("REDEMPTION AT COMPANY'S ELECTION") at a price per Preferred Share equal to 115% of Conversion Amount (the "CHANGE OF CONTROL REDEMPTION PRICE"); provided that the Conditions to Redemption at the Company's Election (as set forth below) are satisfied. The Company shall exercise its right to Redemption at Company's Election by providing each holder of Preferred Shares written notice ("NOTICE OF REDEMPTION AT COMPANY'S ELECTION") after the public disclosure of a proposed, pending or intended Change of Control Transaction and at least ten (10) trading days prior to the date of consummation of the Change of Control Transaction ("COMPANY'S

ELECTION REDEMPTION DATE"). The Notice of Redemption at Company's Election shall indicate the anticipated Company's Election Redemption Date. If the Company has exercised its right of Redemption at Company's Election and the conditions to such Redemption at Company's Election have been satisfied, then all Preferred Shares outstanding at the time of the consummation of the Change of Control Transaction shall be redeemed as of the Company's Election Redemption Date by payment by the Company to each holder of Preferred Shares of the Change of Control Redemption Price concurrent with the closing of the Change of Control Transaction. All holders of Preferred Shares shall thereupon and within two (2) Business Days after the Company's Election Redemption Date, or such earlier date as the Company and each holder of Preferred Shares mutually agree, surrender all outstanding Preferred Stock Certificates, duly endorsed for cancellation, to the Company. If the Company fails to pay the full Change of Control Redemption Price with respect to any Preferred Shares concurrently with the closing of the Change of Control Transaction, then the Redemption at Company's Election shall be null and void with respect to such Preferred Shares and the holder of such Preferred Shares shall be entitled to all the rights of a holder of outstanding Preferred Shares set forth in this Certificate of Designations. "CONDITIONS TO REDEMPTION AT THE COMPANY'S ELECTION" means the following conditions: (i) on each day during the period beginning on the date the Company delivers its Notice of Redemption at Company's Election to each holder of the Preferred Shares and ending on and including the Company's Election Redemption Date, no Grace Period (as defined in Section 3(f) of the Registration Rights Agreement) shall be in effect and the Registration Statement shall have been effective and available for the sale of all of the Registrable Securities; and (ii) during the period beginning on the Issuance Date and ending on and including the Company's Election Redemption Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares to the Buyers on a timely basis as set forth in Section 2(e)(ii) of this Certificate of Designations; and (iii) the Company otherwise has satisfied in all material respects its obligations and is not in default in any material respect under this Certificate of Designations, the Securities Purchase Agreement, the Warrants and the Registration Rights Agreement. Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for redemption) into Common Stock pursuant to Section 2(a) on or prior to the date immediately preceding the Company's Election Redemption Date. For purposes of this Section 6, "CHANGE OF CONTROL TRANSACTION" means the consolidation, merger or other business combination of the Company with or into another person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company).

(4)

(5) Reissuance of Certificates. In the event of a conversion or redemption pursuant to this Certificate of Designations of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a preferred stock certificate representing the remaining Preferred Shares which have not been so converted or redeemed.

(6)

(7) Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding (without regard to any limitations on conversions) and any additional Preferred Shares which persons have the right to acquire under the Securities Purchase Agreement (as if such additional Preferred Shares were issued and outstanding); provided that the number of shares of Common Stock so reserved shall at no time be less than the number of shares of Common Stock for which the Preferred Shares are at any time convertible. The initial number of shares of Common Stock reserved for conversion of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holder.

(8)

(9) Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designations.

(10)

(11) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Conversion Amount; provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Preferred Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

(12)

(13) Preferred Rank; Participation.

(14)

                (i) All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. The shares of the Series A Convertible Preferred Stock, the Series D Convertible Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock shall rank pari passu with the Preferred Shares. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is senior to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Secretary of State of the State of Delaware containing any provisions that would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

                (ii) Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(1) Vote to Change the Terms of or Issue Preferred Shares. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares shall be required for (a) any change to this Certificate of Designations or the Company's Certificate of Incorporation that would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares, or (b) any issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.

(2)

(3) Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(4)

(5) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(6)

(7) Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and the initial holders of the Preferred Shares and shall not be construed against any person as the drafter hereof.

(8)

(9) Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof (except to the extent that such power, right or privilege must, in accordance with the terms of this Certificate of Designations, be exercised within a specified period of time and such period of time has lapsed without such power, right or privilege being exercised), nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(10)

(11) Notices. Any notice required to be delivered pursuant to the terms of this Certificate of Designations shall be delivered, unless otherwise provided in this Certificate of Designations, in accordance with the terms, and subject to the notice provisions of, the Securities Purchase Agreement.

(12)

        IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by ___________________, its President, as of March __, 2000.

                                      GENERAL MAGIC, INC.

                                      By:

                                      Name:

                                            Its:  President

                                    EXHIBIT I

                               GENERAL MAGIC, INC.
                                CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series H Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series H Convertible Preferred Stock, par value $.001 per share (the "PREFERRED SHARES"), of General Magic, Inc., a Delaware corporation (the "COMPANY"), indicated below into shares of Common Stock, par value $.001 per share (the "COMMON STOCK"), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

        Date of Conversion:

        Number of Preferred Shares to be converted:

        Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

        Conversion Price:

        Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

        Issue to:



        Facsimile Number:

        Authorization:
                                            By:
                                            Title:

        Dated:

        Account Number:
          (if electronic book entry transfer):

        Transaction Code Number
          (if electronic book entry transfer):

          THIS NOTICE MUST BE DELIVERED TO COMPANY AND TRANSFER AGENT.